UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2006

EAGLE BROADBAND, INC.
(Exact name of registrant as specified in its charter)

TEXAS (State or other jurisdiction of incorporation or organization)	1-15649 (Commission File Number)	76-0494995 (I.R.S. Employer Identification Number)

101 COURAGEOUS DRIVE
LEAGUE CITY, TEXAS 77573
(Address of principal executive offices) (Zip Code)

(281) 538-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

On July 24, 2006, Dutchess Private Equities Fund, L.P. purchased a $5,500,000 face amount promissory note from the company for $4,400,000. The note has a two-year payment term, with interest-only payments due during the first two months and 22 monthly payments of $250,000 thereafter. If any portion of the face amount of the note remains unpaid upon maturity, Dutchess has the right to increase such amount by five percent (5%) as an initial penalty and an additional two percent (2%) per month paid, pro rata for partial periods, compounded daily, as liquidated damages. In the event of default, Dutchess may either (i) convert the note to a three-year convertible debenture or (ii) accelerate the payments due under the note. The note is secured by all of the assets of the company, excluding a certain lease agreement we have with a third party. As additional collateral, Dutchess has the right to execute puts under the company’s equity line of credit and apply the proceeds therefrom to payments due under the note.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with promissory referred to in Item 2.03, the company agreed to issue 500,000 shares of its common stock to Dutchess. The company claims an exemption from the registration requirements of the Securities Act of 1933, as amended, for the private placement of these securities pursuant to Section 4(2) of the Act since the transaction did not involve a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BROADBAND, INC.
(Registrant)

/s/ DAVID MICEK
David Micek
President and Chief Executive Officer

DATE: July 28, 2006